Exhibit 4
Form 10-SB
New Horizon Education, Inc.

                      ARTICLES OF AMENDMENT
                             TO THE
                  ARTICLES OF INCORPORATION OF
                           SWING BIKE

         (Changed herein to Horizon Energy Corporation)

      Pursuant to the provisions of the Utah Business Corporation
Act,  the  undersigned  corporation hereby adopts  the  following
Articles of Amendment to its Articles of Incorporation.

First:         The name of the corporation is Swing Bike.

       Second: The following amendments to the Articles of Incorporation were duly adopted by the shareholders of the corporation:

      1. The First Article of the Articles of Incorporation pertaining to the name of the Corporation is hereby deleted in its entirety. A new Article I is hereby inserted in place thereof to read as follows:

     Article First: The name of the Corporation is Horizon Energy
Corporation.

      2. The Fourth Article of the Articles of Incorporation pertaining to the capitalization of the Corporation is hereby deleted in its entirety. A new Article IV is hereby inserted in place thereof to read as follows:

      Article Fourth: The Corporation shall have authority to issue an aggregate of Seventy-Five Million (75,000,000) shares, par value $0.01. All of the shares of this Corporation shall have the same rights and preferences. Any unissued shares of this Corporation may be used, allotted and sold from time to time in such amounts and for such consideration as may be lawfully determined by the Board of Directors.

      Third:         The foregoing amendments to the Articles  of
Incorporation were adopted by the shareholders of the Corporation on the 10th day of December, 1979, in the manner prescribed by the laws of the State of Utah.

      Fourth: The number of shares issued and outstanding on the above date was 12,139,841 shares and the number of shares entitled to vote thereon was 12,139,841 shares.

     Fifth: The number of shares voted in favor of the Amendments to Article I and Article IV was 9,823,867 and the number of shares voted against such Amendments was 1,000,000.

      Sixth:          No  other class of shares was  entitled  to
vote.

      Seventh: Each share issued and outstanding on the effective date of this Amendment shall be converted into three shares, par value $0.01, of the Corporation.
                              E-12
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      Eighth: The stated capital of the Corporation of $0.002 for each of the 12,139,841 shares issued and outstanding, or $25,150, is increased by the three for one split of shares provided herein by transferring $339,045 from additional paid-in capital to stated capital so that the stated capital of the Corporation following the Amendment and forward split shall be $364,195.

     DATED this 19th day of December, 1979.

                              HORIZON ENERGY CORPORATION

                              By /s/ George Jensen
                              Its President

ATTEST:

/s/ Marlene Martin
Secretary

Subscribed  and  sworn to before me this 19th day  of   December,
1979.

/s/ Notary Public
                              E-13
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